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                            LSA VARIABLE SERIES TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (the "Code") for the LSA Variable Series Trust (the "Trust") applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

         - compliance with applicable governmental laws, rules and regulations;

         - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         -  accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.      CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Trust's manager, LSA Asset Management LLC ("LSAAM"). The Covered Officers are also officers or employees of LSAAM and/or officers and employees of LSAAM's parent company and the

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Trust's sponsoring insurance company, Allstate Life Insurance Company
("Allstate"). As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust and/or for LSAAM and/or for Allstate), be involved in establishing policies and implementing decisions that will have different effects on LSAAM, Allstate and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and LSAAM and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

                               *       *       *

         Each Covered Officer must:

         - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

         - not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust; or

         - not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by the Trust's Chief Legal Officer if material. Examples of these include:

         - any ownership interest in (other than insubstantial interests in publicly traded entities), or any consulting or employment relationship with, any of the Trust's service providers, other than LSAAM or any affiliated person thereof; and

         - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

         - Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

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         -  each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board of Trustees and auditors, and to governmental regulators and self-regulatory organizations;

         - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust, LSAAM and Allstate with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

         - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Trustees that he has received, read, and understands the Code;

         - annually thereafter affirm to the Board of Trustees that he has complied with the requirements of the Code; and

         - notify the Chief Legal Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

         The Trust will follow these procedures in investigating and enforcing this Code:

         - the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him;

         - if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;

         - any matter that the Chief Legal Officer believes is a violation or that the Chief Legal Officer believes should be reviewed by the Trust's Board of Trustees will be reported to the Trust's Board of Trustees;

         - based upon its review of any matter referred to it, the Trust's Board of Trustees shall determine whether or not a violation has occurred, whether a grant of waiver is appropriate or whether some other action should be taken. Based upon its determination, the Trust's Board of Trustees may take such action as it deems

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appropriate, which may include without limitation, the modifications of applicable policies and procedures, and/or the notification to appropriate personnel of LSAAM or Allstate (which may include a recommendation to dismiss the Covered Officer); and

         - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, LSAAM, Allstate or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and LSAAM's code of ethics under Rule 17j?1 under the 1940 Act and the more detailed policies and procedures of LSAAM and Allstate are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees, counsel to the Trust, counsel to the independent Trustees of the Trust, the Trust, LSAAM and Allstate.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date:  December 3, 2003

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                                  EXHIBIT A

                   Persons Covered by this Code of Ethics


                            John Hunter, President

                           Todd Halstead, Treasurer


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                     AFFIRMATION TO THE BOARD OF TRUSTEES

         I am a Covered Officer under the LSA Variable Series Trust Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I affirm that I have received, read and understand the Code.

Date:  March 3, 2004
      --------------------------------    -------------------------------

                                          Name:  /s/ John R. Hunter
                                                -------------------------

                                          Title: President
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